Exhibit 4.2
Execution Copy
iPayment, Inc.
iPayment of California, LLC
1st National Processing, Inc.
E-Commerce Exchange, Inc.
Online Data Corp.
iPayment of Maine, Inc.
Cardsync Processing, Inc.
Quad City Acquisition Sub, Inc.
Cardpayment Solutions, L.L.C.
iPayment Acquisition Sub LLC
TS Acquisition Sub, LLC
iPayment ICE Holdings, Inc.
PCS Acquisition Sub, LLC
NPMG Acquisition Sub, LLC
iPayment Central Holdings, Inc.
$205,000,000
9 3/4% Senior Subordinated Notes due 2014
PURCHASE AGREEMENT
dated May 3, 2006
Banc of America Securities LLC
J.P. Morgan Securities Inc.

PURCHASE AGREEMENT
May 3, 2006
BANC OF AMERICA SECURITIES LLC
J.P. MORGAN SECURITIES INC.
     As Initial Purchasers
c/o Banc of America Securities LLC
9 West 57th Street
New York, New York 10019
Ladies and Gentlemen:
     Introductory. iPayment, Inc., a Delaware corporation (the “Company”), proposes to issue and sell to the several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $205,000,000 aggregate principal amount of the Company’s 9 3/4% Senior Subordinated Notes due 2014 (the “Notes”). Banc of America Securities LLC and J.P. Morgan Securities Inc. have agreed to act as the several Initial Purchasers in connection with the offering and sale of the Notes.
     The Securities (as defined below) will be issued pursuant to an indenture, to be dated as of the Closing Date (as defined in Section 2 hereof) (the “Indenture”), among the Company, the Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes and the Exchange Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”), pursuant to a letter of representations, to be dated on or before the Closing Date (the “DTC Agreement”), between the Company and the Depositary.
     The holders of the Securities will be entitled to the benefits of a registration rights agreement, to be dated as of the Closing Date (the “Registration Rights Agreement”), among the Company, the Guarantors and the Initial Purchasers, pursuant to which the Company and the Guarantors will agree to use their commercially reasonable efforts to file with the Commission (as defined below), under the circumstances set forth therein, (i) a registration statement under the Securities Act (as defined below) relating to another series of debt securities of the Company with terms substantially identical to the Notes (the “Exchange Notes”) to be offered in exchange for the Notes (the “Exchange Offer”) and (ii) to the extent required by the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 of the Securities Act relating to the resale by certain holders of the Notes, and, in each case, to use their commercially reasonable efforts to cause such registration statements to be declared effective.

     The payment of principal of, premium and Additional Interest (as defined in the Final Offering Memorandum under “Description of Notes – Certain Definitions”), if any, and interest on the Notes and the Exchange Notes will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by the guarantors named in Schedule B hereto (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”). The Notes and the Guarantees thereof are herein collectively referred to as the “Securities”; and the Exchange Notes and the Guarantees thereof are herein collectively referred to as the “Exchange Securities.” For purposes of this Agreement, “Subsidiary” shall have the meaning given to such term in the Preliminary Offering Memorandum under the caption “Description of Notes—Certain Definitions”.
     As more fully described in the Pricing Disclosure Package (as defined below), the offering of the Securities is being undertaken in connection with the merger (the “Merger”) of iPayment MergerCo, Inc. (“MergerCo”), a Delaware corporation and a wholly owned subsidiary of iPayment Holdings, Inc. (“Holdings”), with and into the Company, pursuant to an Agreement and Plan of Merger, dated as of December 27, 2005 (the “Merger Agreement”), by and among the Company, MergerCo and Holdings. Holdings is a corporation newly formed by Gregory S. Daily, the Chairman and Chief Executive Officer of the Company, and Carl A. Grimstad, the President of the Company, and certain parties related to them. Subject to certain adjustments, Holdings will pay $43.50, without interest, for each issued and outstanding share of the Company’s common stock (the “Common Stock”) (other than shares of the Company’s common stock held by Holdings or any of its subsidiaries immediately prior to the effective time of the Merger, shares of the Company’s common stock held by the Company or any of its wholly-owned subsidiaries and shares of the Company’s common stock held by the Company’s stockholders who perfect and do not withdraw their appraisal rights under Delaware law).
     Concurrently with the closing of the offering of the Securities, the Company will (1) enter into senior secured credit facilities in an initial aggregate principal amount of $575,000,000 (the “New Credit Facility”), by and among the Company, the lenders party thereto, the guarantors party thereto and Bank of America, N.A., as administrative agent, swing line lender and L/C issuer and (2) repay all indebtedness outstanding and terminate all commitments under the Company’s existing senior secured credit facilities (the “Existing Credit Facility”).
     The Company understands that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure Package (as defined below) and agrees that the Initial Purchasers may resell, subject to the conditions set forth herein and the agreements of the Initial Purchasers in Section 7, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) at any time after the time this Agreement is executed by the parties hereto (the “Time of Execution”). The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom. Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by

Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”)).
     The Company has prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated April 21, 2006 (the “Preliminary Offering Memorandum”), and has prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated May 3, 2006 attached hereto as Schedule C (the “Pricing Supplement”), describing the terms of the Securities, for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities. The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.” Promptly after the Time of Execution, the Company will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).
     The Company hereby confirms its agreements with the Initial Purchasers as follows:
     Section 1. Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date (references in this Section 1 to the “Offering Memorandum” are to (x) the Pricing Disclosure Package in the case of representations and warranties made as of the date hereof and (y) the Final Offering Memorandum in the case of the representations and warranties made as of the Closing Date):
     (a) No Registration Required. Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2 hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act or, until such time as the Exchange Securities are issued pursuant to an effective registration statement, to qualify the Indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
     (b) No Integration of Offerings or General Solicitation. None of the Company, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”) or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act. None of the Company, its Affiliates or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act. With respect to those Securities sold in reliance upon Regulation S, (i) none of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company, its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Company and the Guarantors make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.
     (c) Eligibility for Resale under Rule 144A. The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities of the Company listed on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended (the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), or quoted in a U.S. automated interdealer quotation system.
     (d) The Offering Memorandum. Neither the Pricing Disclosure Package, as of the Time of Execution, nor the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Company in writing by any Initial Purchaser through Banc of America Securities LLC expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be. The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A. The Company has not distributed and will not distribute, prior to the later of (x) the Closing Date and (y) the completion of the Initial Purchasers’ distribution of the Securities (notice of which shall be given to the Company by the Initial Purchasers if occurring after the Closing Date), any offering material in connection with the offering and sale of the Securities other than the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement to or of the Final Offering Memorandum made in accordance with Section 3(b).
     (e) The Purchase Agreement. This Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company and the Guarantors, enforceable in accordance with its terms, except as rights to indemnification, contribution or exculpation hereunder may be limited by applicable law (including court decisions) or public policy and except as the enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).
     (f) The Registration Rights Agreement and the DTC Agreement. Each of the Registration Rights Agreement and the DTC Agreement has been duly authorized, and, on the Closing Date, will have been duly executed and delivered by, and (assuming the due execution by the Initial Purchasers or the Depositary, as the case may be) will constitute a valid and binding agreement of, the Company and, in the case of the Registration Rights Agreement, the

Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law) and except as rights to indemnification, contribution or exculpation under the Registration Rights Agreement may be limited by applicable law (including court decisions) or public policy.
     (g) Authorization of the Notes and the Exchange Notes. The Notes to be purchased by the Initial Purchasers from the Company are in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor in accordance with the terms of this Agreement, will constitute valid and binding agreements of the Company, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law) and will be entitled to the benefits of the Indenture. The Exchange Notes have been duly and validly authorized for issuance by the Company and, assuming the due authorization, execution and delivery of the Indenture by the Trustee, when issued and authenticated in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or similar laws relating to or affecting enforcement of the rights and remedies of creditors or by general principles of equity and will be entitled to the benefits of the Indenture and the Guarantees provided for therein.
     (h) Authorization of the Indenture. The Indenture has been duly authorized by the Company and each of the Guarantors and, at the Closing Date, will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Trustee, will constitute a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).
     (i) Description of the Securities, the Indenture, the Registration Rights Agreement and the New Credit Facility. The Notes, the Indenture and the Registration Rights Agreement will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum under the caption “Description of Notes”. The New Credit Facility will conform in all material respects to the statements relating thereto contained in the Offering Memorandum under the caption “Description of Certain Indebtedness”. The Exchange Notes and the Guarantees of the Exchange Notes will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum and the registration statement relating to the Exchange Securities at the time such registration statement becomes effective.
     (j) No Material Adverse Change. Except as otherwise disclosed in the Offering Memorandum, subsequent to the respective dates as of which information is given in the Offering Memorandum: (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations, whether or not arising from transactions in the ordinary course of business, of the Company and its Subsidiaries, considered as one entity (any such change, a “Material Adverse Change”); (ii) the Company and its Subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its Subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its Subsidiaries of any class of capital stock.
     (k) Independent Accountants. Ernst & Young LLP, which expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Offering Memorandum, is a firm of independent public or certified public accountants within the meaning of Regulation S-X under the Securities Act and the Exchange Act (“Regulation S-X”), and any non-audit services provided by Ernst & Young LLP to the Company or any of the Guarantors have been approved by the Audit Committee of the Board of Directors of the Company (including pursuant to any pre-approval policy or procedure) to the extent required under Regulation S-X.
     (l) Preparation of the Financial Statements. The financial statements, together with the related schedules and notes, included in the Offering Memorandum present fairly in all material respects the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The historical financial data set forth in the Offering Memorandum under the captions “Summary Historical Consolidated Financial and Unaudited Pro Forma Financial Data” and “Selected Consolidated Historical Financial Data” fairly present in all material respects the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum. The pro forma condensed consolidated financial statements of the Company and its subsidiaries and the related notes thereto included under the caption “Unaudited Pro Forma Condensed Consolidated Financial Statements” and elsewhere in the Offering Memorandum present fairly in all material respects the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the bases described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. “Adjusted EBITDA” and the line items set forth in the reconciliation of “Adjusted EBITDA” to “EBITDA” as set forth in the Offering

Memorandum were calculated on the basis of assumptions that were believed to be reasonable at the time of the preparation thereof and are believed to be reasonable on the date hereof.
     (m) Organization and Good Standing of the Company and its Subsidiaries. Each of the Company and its Subsidiaries (i) has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, (ii) has the power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and (iii) in the case of the Company and the Guarantors, has the power and authority to enter into and perform its obligations under each of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Securities, the Exchange Securities, the Indenture, and the New Credit Facility (each to the extent a party thereto). Each of the Company and its Subsidiaries is duly qualified as a foreign entity to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each Subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than Central Payment Co., LLC, iPayment Central Holdings, Inc. and the subsidiaries listed in Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.
     (n) Capitalization and Other Capital Stock Matters. At December 31, 2005, on a consolidated basis, after giving pro forma effect to the issuance and sale of the Securities pursuant hereto and the consummation of the Merger and the related matters described in the Offering Memorandum, the Company would have an authorized and outstanding capitalization as set forth in the Offering Memorandum under the caption “Capitalization” (without giving pro forma effect to subsequent issuances of capital stock, if any, pursuant to employee benefit plans described in the Offering Memorandum or upon exercise of outstanding options described in the Offering Memorandum). All of the outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries, other than iPayment ICE of Utah, LLC, other than those accurately described in the Offering Memorandum.
     (o) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its Subsidiaries is in violation of its charter, bylaws or limited liability company agreement or is in default (or, with the giving of notice or lapse of time, would be in default) (a “Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its Subsidiaries is a party or by which it or any of them may be bound (including, without limitation, as of the Time of Execution, the Existing Credit Facility, and as of the Closing Date,

the New Credit Facility), or to which any of the property or assets of the Company or any of its Subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change. The execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture, the Merger Agreement and the New Credit Facility by the Company and the Guarantors (each to the extent a party thereto), the issuance and delivery of the Securities or the Exchange Securities, and the consummation of the Merger and the transactions contemplated hereby and thereby and by the Offering Memorandum (i) will not result in any violation of the provisions of the charter, bylaws or limited liability company agreement of the Company or any Subsidiary, (ii) will not conflict with or constitute a breach of, or a Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for (1) any Debt Repayment Triggering Event under the Existing Credit Facility, (2) any consent of any other party to any Existing Instrument obtained prior to or on the Closing Date and either (i) listed on Schedule 6.1(d) of the Company Disclosure Letter (as defined in the Merger Agreement) or (ii) required under the Existing Credit Agreement, (3) liens, charges or encumbrances securing obligations under the New Credit Facility and (4) such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any Subsidiary, except for any violation that would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement, the Registration Rights Agreement, the DTC Agreement, the Indenture, the Merger Agreement or the New Credit Facility by the Company or the Guarantors (each to the extent a party thereto), the issuance and delivery of the Securities or the Exchange Securities, or the consummation of the Merger and the transactions contemplated hereby and thereby and by the Offering Memorandum, except such as have been obtained or made by the Company or the Guarantors and are in full force and effect under the Securities Act, applicable securities laws of the several states of the United States or provinces of Canada (or, in the case of any consent, approval, authorization or other order, or registration or filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as to which any applicable waiting period (or extension thereof) shall have expired or been terminated) and except such as may be required by the securities laws of the United States and the several states thereof or provinces of Canada with respect to the Company’s obligations under the Registration Rights Agreement. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.
     (p) No Material Actions or Proceedings. Except as otherwise disclosed in the Offering Memorandum, there are no legal or governmental actions, suits or proceedings pending or, to the best of the Company’s knowledge, threatened (i) against or affecting the Company or any of its Subsidiaries or (ii) which has as the subject thereof any property owned or leased by the Company or any of its Subsidiaries, and any such action, suit or proceeding, if determined adversely to the Company or such Subsidiary, would result in a Material Adverse Change or materially adversely affect the consummation of the transactions contemplated by this Agreement.
     (q) Intellectual Property Rights. Except as otherwise disclosed in the Offering Memorandum, the Company and its Subsidiaries own or have the legal right to use sufficient trademarks, trade names, patent rights, copyrights, licenses, approvals, trade secrets and other similar intellectual property rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted, except where the failure to own or have the legal right to use any Intellectual Property Rights would not result in a Material Adverse Change. Except as disclosed in the Offering Memorandum, neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change.
     (r) All Necessary Permits, etc. The Company and each of its Subsidiaries possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses except where the failure to possess any such certificate, authorization or permit would not result in a Material Adverse Change, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or noncompliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.
     (s) Title to Properties. The Company and each of its Subsidiaries have good and marketable title to all the real property and good title to all material personal property and assets reflected as owned in the financial statements referred to in Section 1(l) hereof (or elsewhere in the Offering Memorandum), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as (1) arise under (x) as of the Time of Execution, the Existing Credit Facility and (y) as of the Closing Date, the New Credit Facility, (2) are disclosed in the Offering Memorandum or (3) do not materially and adversely affect the value of such property and do not materially interfere with the use made or proposed to be made of such property by the Company or such Subsidiary. The real property, improvements and material equipment held under lease by the Company or any Subsidiary are held under valid and enforceable leases, with such exceptions as are not material and do not materially interfere with the use made of such real property, improvements and material equipment by the Company or such Subsidiary.
     (t) Tax Law Compliance. The Company and its consolidated Subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns in respect of material taxes or have properly requested extensions thereof and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar material assessment, fine or penalty levied against any of them except as may be contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(l) hereof in respect of all material federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its consolidated Subsidiaries has not been finally determined.

     (u) Company Not an “Investment Company.” The Company is not, and after receipt of payment for the Notes and the consummation of the Merger and the related matters described in the Offering Memorandum will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder). As of the Closing Date, each Guarantor is not, and after the consummation of the Merger and the related matters described in the Offering Memorandum will not be, an “investment company” within the meaning of the Investment Company Act.
     (v) Insurance. The Company and its Subsidiaries, taken as a whole, are insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses, including, without limitation, casualty insurance. The Company has no reason to believe that it or any Subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from other recognized, financially sound institutions or to self-insure at a cost that would not result in a Material Adverse Change. Neither the Company nor any Subsidiary has been denied any insurance coverage which it has sought or for which it has applied with respect to any existing liability, except as would not result in a Material Adverse Change.
     (w) No Price Stabilization or Manipulation. None of the Company or any of the Guarantors has taken or will take, directly or indirectly, any action prohibited by Regulation M under the Securities Act and the Exchange Act in connection with the sale or resale of the Notes.
     (x) Solvency. Each of the Company and the Guarantors is, and immediately after the Closing Date and the consummation of the Merger and the related matters described in the Offering Memorandum will be, Solvent. As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital with which to conduct its business as it is proposed to be conducted on such date; and, for purposes of such definition, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (as determined by the Company in good faith).
     (y) Compliance with Sarbanes-Oxley. The Company and its subsidiaries and their respective officers and directors are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
     (z) Company’s Accounting System. The Company and its Subsidiaries maintain a system of internal accounting controls that is sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii)

transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.
     (aa) Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its consolidated subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any of its consolidated subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the Audit Committee of the Board of Directors of the Company have been advised of: (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; and no change in the Company’s internal controls over financial reporting occurred during the fiscal quarter ending March 31, 2005 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (bb) Compliance with Environmental Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change: (i) neither the Company nor any of its Subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health (as it relates to exposure to materials of Environmental Concern) or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”), which violation includes, without limitation, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its Subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its Subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any

Material of Environmental Concern at any location owned, leased or operated by the Company or any of its Subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the best of the Company’s knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has retained or assumed either contractually or by operation of law.
     (cc) ERISA Compliance. The Company and its Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended (“ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder)) established or maintained by the Company, its Subsidiaries or their ERISA Affiliates (as defined below) are in compliance in all material respects with ERISA. “ERISA Affiliate” means, with respect to the Company or a Subsidiary, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986, as amended (the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder), of which the Company or such Subsidiary is a member. No “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA). Neither the Company, its Subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Section 412, 4971, 4975 or 4980B of the Code, which would result in a Material Adverse Change. Each “employee benefit plan” established or maintained by the Company, its Subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.
     (dd) Compliance with Labor Laws. Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Company’s knowledge, threatened, against the Company or any of its Subsidiaries, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Company’s knowledge, threatened against the Company or any of its Subsidiaries and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

     (ee) Related Party Transactions. No relationship, direct or indirect, exists between or among any of the Company or any affiliate(s) of the Company, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Company or any affiliate of the Company, on the other hand, which is required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Offering Memorandum. There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company or any affiliate of the Company to or for the benefit of any of the officers or directors of the Company or any affiliate of the Company or any of their respective family members.
     (ff) No Unlawful Contributions or Other Payments. Neither the Company nor any of its Subsidiaries, nor, to the best of the Company’s knowledge, any employee or agent of the Company or any Subsidiary, has used any corporate funds to make any contribution or other payment to any official of, or candidate for, any federal, state or foreign office in violation of any law.
     (gg) No Default in Senior Indebtedness. As of the Closing Date, no event of default exists under any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument constituting Senior Indebtedness (as defined in the Indenture).
     (hh) New Credit Facility. The New Credit Facility has been duly and validly authorized by the Company and the Guarantors and, when duly executed and delivered by the Company, the Guarantors and the other parties thereto, will be a valid and legally binding obligation of the Company and the Guarantors, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (whether considered in a proceeding in equity or at law).
     (ii) Regulation S. Each of the Company and the Guarantors is a “reporting issuer”, as defined in Rule 902 under the Securities Act.
     Any certificate signed by an officer of the Company or any Guarantor and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by the Company or such Guarantor to each Initial Purchaser as to the matters set forth therein.
     Section 2. Purchase, Sale and Delivery of the Securities.
     (a) The Securities. The Company agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Notes, and the Initial Purchasers agree, severally and not jointly, to purchase from the Company the aggregate principal amount of Notes set forth opposite their names on Schedule A at a purchase price of 96.39% of the principal amount thereof payable on the Closing Date, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms, subject to the conditions thereto, herein set forth.

     (b) The Closing Date. Delivery of certificates for the Notes in definitive form to be purchased by the Initial Purchasers and payment therefor shall be made at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, NY 10022 (the “Closing Location”) at 9:00 a.m., New York City time, on May 10, 2006 (or such other place or on such other date and at such other time as may be agreed to by the Company and Banc of America Securities LLC) (together, the time and date of such closing are called the “Closing Date”).
     (c) Delivery of the Securities. The Company shall deliver, or cause to be delivered, to Banc of America Securities LLC for the accounts of the several Initial Purchasers certificates for the Notes at the Closing Date against receipt by the Company of a wire transfer of immediately available funds for the amount of the purchase price therefore set forth in Section 2(a) hereof. The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co. or any other nominee of the Depositary pursuant to the DTC Agreement, and shall be made available for inspection on the business day preceding the Closing Date at the Closing Location or such other location as Banc of America Securities LLC and the Company shall agree.
     (d) The Initial Purchasers as Qualified Institutional Buyers. Each Initial Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company that it is a “qualified institutional buyer” within the meaning of Rule 144A (a “Qualified Institutional Buyer”).
     Section 3. Additional Covenants. Each of the Company and the Guarantors, jointly and severally, further covenants and agrees with each Initial Purchaser as follows:
     (a) Preparation of Final Offering Memorandum: Initial Purchasers’ Review of Proposed Amendments and Supplements. As promptly as practicable following the Time of Execution and in any event not later than the second business day following the date hereof, the Company will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement and shall include certain immaterial changes as approved by Banc of America Securities LLC. The Company will not amend or supplement the Preliminary Offering Memorandum or the Pricing Supplement. The Company will not amend or supplement the Final Offering Memorandum prior to the Closing Date unless the Initial Purchasers shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use, and shall not have reasonably objected to such amendment or supplement.
     (b) Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters. If, prior to the later of (x) the Closing Date and (y) the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, notice of which shall be given to the Company by the Initial Purchasers if occurring after the Closing Date, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, so that the Final Offering Memorandum shall not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if in the reasonable judgment of the Initial

Purchasers or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with applicable law, the Company agrees to promptly prepare (subject to Section 3(a)) and furnish at its own expense to the Initial Purchasers amendments or supplements to the Final Offering Memorandum so that the Final Offering Memorandum as so amended or supplemented (i) will not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances at the Closing Date and at the time of sale of the Securities not misleading or (ii) the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law, as the case may be.
     The Company hereby expressly acknowledges that the indemnification and contribution provisions of Sections 8 and 9 hereof are specifically applicable and relate to each offering memorandum, amendment or supplement referred to in this Section 3.
     (c) Copies of the Offering Memorandum. The Company agrees to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall have reasonably requested.
     (d) Blue Sky Compliance. Each of the Company and the Guarantors shall cooperate with the Initial Purchasers and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions reasonably requested by the Initial Purchasers, to the extent necessary to comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities. None of the Company or any of the Guarantors shall be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation, or to make any changes to its certificate of incorporation, by laws or other organizational document, or any agreement between it and any of its equityholders. The Company will advise the Initial Purchasers of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any such jurisdiction or any initiation or threat made to the Company in writing of any proceeding for any such purpose, in each case promptly following the Company’s knowledge thereof, and, in the event of the issuance of any order suspending such qualification, registration or exemption, each of the Company and the Guarantors shall use its reasonable best efforts to promptly obtain the withdrawal thereof.
     (e) Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.
     (f) The Depositary. The Company will cooperate with the Initial Purchasers and use its best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

     (g) Additional Issuer Information. The Company shall use its reasonable best efforts to comply with Section 4.03 (Reports) of the Indenture.
     (h) Agreement Not To Offer or Sell Additional Securities. During the period of 90 days following the date hereof, the Company will not, without the prior written consent of Banc of America Securities LLC (which consent may be withheld at the sole discretion of Banc of America Securities LLC), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the Notes or securities exchangeable for or convertible into debt securities of the Company similar to the Notes (other than as contemplated by this Agreement, to register the Exchange Securities or the issuance of additional Notes in order to refinance amounts outstanding under any interim loans funded pursuant to the commitment letter, dated as of December 27, 2005 (the “Commitment Letter”), among Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A. and Holdings).
     (i) Future Reports to the Initial Purchasers. At any time when the Company is not subject to Section 13 or 15 of the Exchange Act and any Securities or Exchange Securities remain outstanding, the Company will furnish to Banc of America Securities LLC: (i) as soon as practicable after the end of each fiscal year, copies of the Annual Report of the Company containing the balance sheet of the Company as of the close of such fiscal year and statements of income, stockholders’ equity and cash flows for the year then ended and the opinion thereon of the Company’s independent public or certified public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by the Company with the Commission, the NASD, Inc. (“NASD”) or any securities exchange; and (iii) as soon as available, copies of any report or communication of the Company mailed generally to holders of its debt securities (including the holders of the Securities), if, in each case such documents are not filed with the Commission or posted on the Company’s website within the time periods specified by the Commission’s rules and regulations under Section 13 or 15 of the Exchange Act.
     (j) No Integration. The Company agrees that it will not and will cause its affiliates not to make any offer or sale of securities of the Company of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Company to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.
     (k) No Restricted Resales. During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Notes which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.

     (l) Legended Securities. Each certificate for a Security will bear the legend contained in “Notice to Investors” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.
     (m) PORTAL. The Company will use its reasonable best efforts to cause such Securities to be eligible for The PORTAL Market (it being understood that the Initial Purchasers shall be responsible for submitting the application for such inclusion to The PORTAL Market).
     Banc of America Securities LLC, on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Company or any Guarantor of any one or more of the foregoing covenants or extend the time for their performance.
     Section 4. Payment of Expenses. Each of the Company and the Guarantors agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (ii) all fees and expenses of the Company’s and the Guarantors’ counsel, independent public or certified public accountants and other advisors, (iii) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, this Agreement, the Registration Rights Agreement, the Indenture, the DTC Agreement and the Notes other than the fees and disbursements of counsel to the Initial Purchasers in connection with the drafting and negotiation of any of the foregoing documents, (iv) all filing fees, attorneys’ fees and expenses incurred by the Company, the Guarantors or the Initial Purchasers in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities as may be required pursuant to Section 3(d), including without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum, (v) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities and the Exchange Securities, (vi) any fees payable in connection with the rating of the Securities or the Exchange Securities with the ratings agencies and the listing of the Securities with The PORTAL Market, (vii) all fees and expenses (including reasonable fees and expenses of counsel) of the Company and the Guarantors in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by the Company and the Guarantors of their respective other obligations under this Agreement and (viii) one-half of all expenses incident to the “road show” for the offering of the Securities, including the cost of any chartered airplane or other transportation. Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.
     Section 5. Conditions of the Obligations of the Initial Purchasers. The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of (i) the Company and the Guarantors set forth in Section 1 hereof of the date hereof and as of the

Closing Date as though then made and to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:
     (a) Accountants’ Comfort Letter. On the date hereof, the Initial Purchasers shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, covering the financial information in the Preliminary Offering Memorandum and the Pricing Supplement of the type customarily covered by accountants’ “comfort letters” to initial purchasers and other customary matters. In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants, a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Initial Purchasers, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 5 days prior to the Closing Date.
     (b) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:
     (i) in the judgment of the Initial Purchasers, there shall not have occurred any Material Adverse Change; and
     (ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities or indebtedness of the Company or any of its Subsidiaries by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436 under the Securities Act.
     (c) Opinions of Counsel for the Company. On the Closing Date, the Initial Purchasers shall have received (1) the opinion of White & Case LLP, counsel for the Company, dated as of such Closing Date, substantially in the form attached as Exhibit A-1 or otherwise reasonably satisfactory to the Initial Purchasers, (2) the opinion of Debevoise & Plimpton LLP, counsel for the Company, dated as of such Closing Date, substantially in the form attached as Exhibit A-2 or otherwise reasonably satisfactory to the Initial Purchasers and (3) the opinion of Afshin Yazdian, General Counsel of the Company, dated as of such Closing Date, substantially in the form attached as Exhibit A-3 or otherwise reasonably satisfactory to the Initial Purchasers.
     (d) Opinion of Counsel for the Initial Purchasers. On the Closing Date, the Initial Purchasers shall have received the favorable opinion of Shearman & Sterling LLP, counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.
     (e) Officers’ Certificate. On the Closing Date, the Initial Purchasers shall have received a written certificate executed by the Chief Executive Officer or President of the Company and each Guarantor and the Chief Financial Officer or Vice President – Finance of the

Company and each Guarantor, dated as of the Closing Date, to the effect set forth in Section 5(b)(ii) hereof, and further to the effect that:
     (i) for the period from and after the date of this Agreement and prior to the Closing Date, there has not occurred any Material Adverse Change;
     (ii) the representations, warranties and covenants of the Company and the Guarantors set forth in Section 1 hereof were true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified as of the Time of Execution and shall be true and correct, in the case of representations and warranties which are qualified as to materiality, and true and correct in all material respects, in the case of representations and warranties that are not so qualified as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and
     (iii) the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.
     (f) PORTAL Listing. At the Closing Date, the Notes shall have been designated for trading on The PORTAL Market.
     (g) Registration Rights Agreement. The Company shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received executed counterparts thereof.
     (h) Consummation of the Merger. Immediately prior to the funding of the purchase price for the Securities to be paid by the Initial Purchasers pursuant to Section 2 hereof, the parties to the Merger Agreement shall be prepared to consummate the Merger as described in the Pricing Disclosure Package immediately after the receipt by the Company of the purchase price for the Securities and the funding of the New Credit Facility.
     (i) Consummation of the New Credit Facility. Immediately prior to the funding of the purchase price for the Securities to be paid by the Initial Purchasers pursuant to Section 2 hereof, either (i) the funding of the New Credit Facility shall have been consummated as described in the Offering Memorandum or (ii) the parties to the New Credit Facility shall be prepared to consummate the funding of the New Credit Facility as described in the Pricing Disclosure Package immediately after the receipt by the Company of the purchase price for the Securities.
     (j) Additional Documents. On or before the Closing Date, the Initial Purchasers and counsel for the Initial Purchasers shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

     If any condition specified in this Section 5 is not satisfied (or waived by the Initial Purchasers) when and as required to be satisfied, this Agreement may be terminated by the Initial Purchasers by notice to the Company at any time on the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination; provided however, that the condition contained in Section 5(h) hereof may not be waived by any party to this Agreement.
     Section 6. Reimbursement of Initial Purchasers’ Expenses. If this Agreement is terminated by the Initial Purchasers pursuant to Section 5 or 10 hereof, including if the sale to the Initial Purchasers of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any agreement herein or to comply with any provision hereof, the Company agrees to reimburse the Initial Purchasers (or such Initial Purchasers as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Notes, including, without limitation, reasonable fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.
     Section 7. Offer, Sale and Resale Procedures. Each of the Initial Purchasers, on the one hand, and the Company and each of the Guarantors, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:
     (a) Offers and sales of the Notes will be made only by the Initial Purchasers or Affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.
     (b) The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.
     (c) Each certificate for a Note will bear the legend set forth in the Offering Memorandum under the caption “Notice to Investors” for the time period and upon the other terms stated in the Offering Memorandum:
     (d) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Initial Purchaser severally represents, warrants and agrees that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer of Securities to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of Securities to the public in that Relevant Member State:

     (i) in the period beginning on the date of publication of a prospectus in relation to those Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;
     (ii) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (iii) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (iv) at any time in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of Securities to the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     Section 8. Indemnification.
     (a) Indemnification of the Initial Purchasers. Each of the Company and the Guarantors, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its members, directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, member, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Company), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based: upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Initial Purchaser and each such director, officer, employee or controlling person for any and all expenses (including the reasonable fees and disbursements of one firm of counsel chosen by Banc of America Securities LLC) as such expenses are reasonably incurred by such Initial

Purchaser or such director, officer, employee or controlling person in connection with investigating, defending, settling (if such settlement is effected with the written consent of the indemnifying party in accordance with Section 8(d)), compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto). The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Company may otherwise have.
     (b) Indemnification of the Company and the Guarantors. Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company, each Guarantor, each of their respective directors, and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which the Company, any Guarantor or any such director or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Company by the Initial Purchasers expressly for use therein; and to reimburse the Company, any Guarantor and each such director or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by the Company, any Guarantor or such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. Each of the Company and the Guarantors hereby acknowledges that the only information that the Initial Purchasers have furnished to the Company expressly for use in the Pricing Disclosure Package or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the 7th and 9th paragraphs under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum. The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.
     (c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof, but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party hereunder for contribution or otherwise than under the indemnity agreement contained in this Section 8 or to the extent it is not prejudiced as a proximate result of such failure. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, which if raised in a proceeding involving both parties would give rise to such conflict, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the next preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel), approved by the indemnifying party (Banc of America Securities LLC in the case of Sections 8(b) and 9 hereof), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.
     (d) Settlements. The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment as set forth in Section 8(a) or 8(b), as the case may be. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.
     Section 9. Contribution. If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Company, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities. The relative fault of the Company and the Guarantors, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.
     The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.
     The Company, the Initial Purchasers and the Guarantors agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.
     Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director, officer and employee of the Company or any Guarantor, and each person, if any, who controls the Company or any Guarantor within the meaning of the Securities Act and the Exchange Act, shall have the same rights to contribution as the Company and the Guarantors.
     Section 10. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Initial Purchasers by notice given to the Company if at any time: (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the Nasdaq Stock Market, or trading in securities generally on either the Nasdaq Stock Market or the NYSE shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any of federal, New York or Delaware authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Initial Purchasers is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package or to enforce contracts for the sale of securities; (iv) a material disruption has occurred in securities settlement or clearance services in the United States or with respect to Clearstream or Euroclear systems in Europe; or (v) in the judgment of the Initial Purchasers there shall have occurred any Material Adverse Change. Any termination pursuant to this Section 10 shall be without liability on the part of (i) the Company or any Guarantor to any Initial Purchaser, except that the Company and the Guarantors shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof, (ii) any Initial Purchaser to the Company or (iii) any party hereto to any other party except that the provisions of Sections 8 and 9 hereof shall at all times be effective and shall survive such termination.
     Section 11. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors, their respective officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, the Company, any Guarantor or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Notes sold hereunder.
     Section 12. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:
     If to the Initial Purchasers:
Banc of America Securities LLC
9 West 57th Street

New York, New York 10019
Facsimile: 212-701-9897
Attention: Legal Department
     with a copy to:
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Facsimile: 212-848-7179
Attention: Jason Lehner
     If to the Company or the Guarantors:
iPayment, Inc.
40 Burton Hills Boulevard, Suite 415
Nashville, Tennessee 37215
Facsimile: 615-665-8434
Attention: Afshin Yazdian, General Counsel
     with a copy to:
White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Facsimile: 212-819-8200
Attention: Mark Mandel
Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Facsimile: 212-909-6836
Attention: David Brittenham
     Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.
     Section 13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Initial Purchasers pursuant to Section 16 hereof, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.
     Section 14. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this

Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.
     Section 15. Governing Law Provisions. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     (a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding (a “Related Judgment”), as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. To the maximum extent permitted under applicable law, the parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.
     Section 16. Default of One or More of the Several Initial Purchasers. If any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date. If any one or more of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Company for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 8 and 9 hereof shall at all times be effective and shall survive such termination. In any such case, either the Initial Purchasers or the Company shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Offering Memorandum or any other documents or arrangements may be effected.
     As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 16. Any action taken under this Section 16 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.
     Section 17. No Advisory or Fiduciary Responsibility. Each of the Company and the Guarantors acknowledges and agrees that: (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Company and the Guarantors, on the one hand, and the several Initial Purchasers, on the other hand, and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction, each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Company, the Guarantors or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Company or the Guarantors with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Company or the Guarantors on other matters) or any other obligation to the Company and the Guarantors except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and the Guarantors and that the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby and the Company and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.
     The Company and the Guarantors hereby waive and release, to the fullest extent permitted by law, any claims that the Company and the Guarantors may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.
     Section 18. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof; provided that, notwithstanding anything to the contrary herein, upon and after the execution of this Agreement, the Commitment Letter and the fee letter, dated as of December 27, 2005, among Banc of America Securities LLC, Banc of America Bridge LLC, Bank of America, N.A. and Holdings, and the engagement letter between Holdings and Banc of America Securities LLC, dated as of December 27, 2005, shall remain in full force and effect until the purchase of the Notes by the Initial Purchasers, notwithstanding any failure to meet or fulfill any of the conditions precedent to the purchase of the Notes contained herein or any termination of this Agreement pursuant to Section 10. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

     If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

iPAYMENT, INC.

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

iPAYMENT OF CALIFORNIA, LLC

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

1ST NATIONAL PROCESSING, INC.

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

E-COMMERCE EXCHANGE, INC.

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

ONLINE DATA CORP.

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

iPAYMENT OF MAINE, INC.

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

CARDSYNC PROCESSING, INC.

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

QUAD CITY ACQUISITION SUB, INC.

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

CARDPAYMENT SOLUTIONS, L.L.C.

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

iPAYMENT ACQUISITION SUB LLC

By:	/s/ Afshin Yazdian
Name: /s/ Afshin Yazdian
Title:

TS ACQUISITION SUB, LLC

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

IPAYMENT ICE HOLDINGS, INC.

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

PCS ACQUISITION SUB, LLC

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

NPMG ACQUISITION SUB, LLC

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

iPAYMENT CENTRAL HOLDINGS, INC.

By:	/s/ Afshin Yazdian
Name: Afshin Yazdian
Title:

     The foregoing Purchase Agreement is hereby confirmed and accepted by the Initial Purchasers as of the date first above written.

BANC OF AMERICA SECURITIES LLC

By:	Banc of America Securities LLC

By:	[illegible]
Name:
Title: Managing Director

J.P. MORGAN SECURITIES INC.

By:	J.P. Morgan Securities Inc.

By:	[illegible]
Name:
Title: Managing Director

Schedule A
INITIAL PURCHASERS

Aggregate
Principal Amount
of Notes to be
Initial Purchasers	Purchased
Banc of America Securities LLC	$184,500,000
J.P. Morgan Securities Inc.	20,500,000

Total	$205,000,000

1

Schedule B
GUARANTORS
iPayment of California, LLC
1st National Processing, Inc.
E-Commerce Exchange, Inc.
Online Data Corp.
iPayment of Maine, Inc.
Cardsync Processing, Inc.
Quad City Acquisition Sub, Inc.
Cardpayment Solutions, L.L.C.
iPayment Acquisition Sub LLC
TS Acquisition Sub, LLC
iPayment ICE Holdings, Inc.
PCS Acquisition Sub, LLC
NPMG Acquisition Sub, LLC
iPayment Central Holdings, Inc.

1

Schedule C
PRICING SUPPLEMENT

1

EXHIBIT A-1
Form of Opinion of White & Case LLP

EXHIBIT A-1-1

EXHIBIT A-2
Form of Opinion of Debevoise & Plimpton LLP

EXHIBIT A-2-1

EXHIBIT A-3
Form of Opinion of Afshin Yazdian

EXHIBIT A-3-1

ANNEX I
Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that the Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Each Initial Purchaser represents and agrees that it has not offered or sold, and will not offer or sell, any Securities constituting part of its allotment within the United States except in accordance with Rule 903 of Regulation S or Rule 144A. Accordingly, neither it nor its affiliates or any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to the Securities. Terms used in this paragraph have the meanings given to them by Regulation S.
Resale Pursuant to Regulation S or Rule 144A. Each Initial Purchaser understands that:
Such Initial Purchaser agrees that it has not offered or sold and will not offer or sell the Securities in the United States or to, or for the benefit or account of, a U.S. Person (other than a distributor), in each case, as defined in Rule 902 of Regulation S (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering of the Securities pursuant hereto and the Closing Date, other than in accordance with Regulation S or another exemption from the registration requirements of the Securities Act. Such Initial Purchaser agrees that, during such 40-day restricted period, it will not cause any advertisement with respect to the Securities (including any “tombstone” advertisement) to be published in any newspaper or periodical or posted in any public place and will not issue any circular relating to the Securities, except such advertisements as are permitted by and include the statements required by Regulation S.
Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Securities by it to any distributor, dealer or person receiving a selling concession, fee or other remuneration during the 40-day restricted period referred to in Rule 903 of Regulation S, it will send to such distributor, dealer or person receiving a selling concession, fee or other remuneration a confirmation or notice to substantially the following effect:
“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of your distribution at any time or (ii) otherwise until 40 days after the later of the date the Securities were first offered to persons other than distributors in reliance upon Regulation S and the Closing Date, except in either case in accordance with Regulation S under the Securities Act (or in accordance with Rule 144A under the Securities Act or to accredited investors in transactions that are exempt from the registration requirements of the Securities Act), and in connection with any subsequent sale by you of the Securities covered hereby in reliance on Regulation S under the Securities Act during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect. Terms used above have the meanings assigned to them in Regulation S under the Securities Act.”
ANNEX I-1